UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2011

MENDOCINO BREWING COMPANY, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California 95482
(Address of principal executive offices) (Zip Code)

(707) 463-2627
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2011, Mendocino Brewing Company, Inc., a California corporation (the "Company") and Marquette Business Credit, Inc., a Minnesota corporation ("Marquette") entered into a Waiver and First Amendment to Loan and Security Agreement (the "Agreement") which amended certain terms of the existing Loan and Security Agreement between the Company and Marquette, dated November 16, 2006 (as amended, the “Loan Agreement”).

The Loan Agreement provides that the Company must maintain a fixed charge coverage ratio of at least 1.05 to 1.00 as of the end of each calendar quarter.  During the quarters ending March 31, 2009 through June 30, 2010, the Company was not in compliance with this covenant, causing an event of default under the Loan Agreement.  Pursuant to the Agreement, Marquette waived such event of default.

The Agreement also changed the determination of the rate of interest to be charged on all of the loans extended to the Company under the Marquette facility.  Pursuant to the Agreement, a base rate will be determined each day, which is the higher of (i) the prime rate (as published by the Wall Street Journal), or (ii) a one-month BBA LIBOR rate (as published by Reuters), adjusted for reserve requirements, plus two percent (2%).  The contract rate of interest charged will be as follows:  for revolving loans, the base rate plus two percent (2%); for Capex loans, the term loan and all other obligations, the base rate plus three percent (3%).  The default rate of interest will be the contract rate plus three percent (3%) per annum.

As of April 30, 2011, the Company had approximately $2,485,800 in outstanding principal on its loans from Marquette.  The Loan Agreement is due to terminate on June 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: May 3, 2011	By:	/s/ N. Mahadevan
N. Mahadevan, Secretary and
Chief Financial Officer